Exhibit 5.1

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
TEL 215.665.8500
FAX: 215.864.8999
www.ballardspahr.com

November 5, 2020

TransEnterix, Inc. 635 Davis Drive, Suite 300 Morrisville, NC 27560

Re:	TransEnterix, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TransEnterix, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of issuance by the Company of (i) up to 20,000 shares (the “PRSU Award Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that have been reserved for issuance pursuant to an Employment Inducement Performance Restricted Stock Unit Award Agreement dated as of August 24, 2020 between Shameze Rampertab and the Company (the “PRSU Award Agreement”); (ii) up to 30,000 shares (the “RSU Award Shares”) of Common Stock that have been reserved for issuance pursuant to an Employment Inducement Restricted Stock Unit Award Agreement dated as of August 24, 2020 between Shameze Rampertab and the Company (the “RSU Award Agreement”); and (iii) up to 150,000 shares (the “Option Award Shares” and, together with the PRSU Award Shares and RSU Award Shares, the “Shares”) of Common Stock that have been reserved for issuance pursuant to an Employment Inducement Stock Option Award Agreement dated as of August 24, 2020 between the Company and Shameze Rampertab (the “Stock Option Award Agreement” and, together with the PRSU Award Agreement and RSU Award Agreement, the “Plan”). In rendering this opinion, we have reviewed the Plan, the TransEnterix, Inc. Amended and Restated Incentive Compensation Plan, the Employment Agreement dated as of August 14, 2020 between TransEnterix Canada, Inc. and Shameze Rampertab; the Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company, the Registration Statement and the exhibits thereto and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the U.S. Securities and Exchange Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares. The opinion is also based on the assumption that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan and, upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Certificate of Incorporation.

TransEnterix, Inc.
November 5, 2020

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the Plan in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), will be legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and to the laws of the State of Delaware.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Ballard Spahr LLP